As filed with the Securities and Exchange Commission on September 30, 2016

Registration No. 333-183961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form F-3 on

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FLAMEL TECHNOLOGIES S.A.

(Exact name of registrant as specified in its charter)

Republic of France	98-0639540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Parc Club du Moulin à Vent

33, avenue du Docteur Georges Levy

Vénissieux France

011 +33 472 78 34 34

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Phillandas T. Thompson, Esq.
Flamel Technologies S.A.

Parc Club du Moulin à Vent

33, avenue du Docteur Georges Levy

69200 Vénissieux France

(636) 449-1840

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copies of all correspondence to:

Timothy I Kahler, Esq.
Joseph Walsh, Esq.
Troutman Sanders LLP
875 Third Avenue

New York, NY 10022
(212) 704-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On October 1, 2012, the Securities and Exchange Commission (the “Commission”) declared effective the registration statement of Flamel Technologies S.A. (the “Registrant”) filed on Form F-3, Registration No. 333-183961 (the “Registration Statement”). The Registration Statement registered for resale by a selling security holder up to 3,300,000 of the Registrant’s ordinary shares, nominal value approximately €0.122 per share, represented by 3,300,000 of the Registrant’s American Depositary Shares (ADSs).

This post-effective amendment no. 1 is being filed by the Registrant to convert the Registration Statement into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares and ADSs that were registered on the Registration Statement. No additional securities are being registered under this post-effective amendment. All filing fees payable in connection with the registration of the ordinary shares and ADSs covered by the Registration Statement were paid at the time of the initial filing of the Registration Statement.

The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated September 30, 2016

PROSPECTUS

Up to 3,300,000 Ordinary Shares

FLAMEL TECHNOLOGIES S.A.

Ordinary Shares in the Form of American Depositary Shares

The selling shareholder identified in this prospectus may offer and sell from time to time an aggregate of up to 3,300,000 ordinary shares of Flamel Technologies, S.A. represented by American Depositary Shares, or ADSs, that are issuable upon the exercise of certain warrants, or the Warrants. Each ADS represents one ordinary share or the right to receive one ordinary share. The Warrants were issued to the selling shareholder in connection with our acquisition of Éclat Pharmaceuticals, LLC in March 2012.

We are not offering any ordinary shares for sale under this prospectus and will not receive any of the proceeds of the sale or other disposition of the ordinary shares covered by this registration statement. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon the exercise of any Warrants, we expect to use that cash for working capital and general corporate purposes.

The selling shareholder identified in this prospectus, or its permitted pledgees, donees, transferees, or other successors-in-interest may, from time to time, sell, transfer, or otherwise dispose of any or all of their ordinary shares on any stock exchange, market, or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information.

Each ordinary share of Flamel, approximately € 0.122 nominal value, referred to as ordinary shares, will be represented by one ADS. The ADSs are quoted under the symbol “FLML” on the NASDAQ Global Market. On September 28, 2016, the last reported sale price for our ADSs on the NASDAQ Global Market was $12.79 per ADS.

We will pay the expenses related to the registration of the ordinary shares covered by this prospectus. The selling shareholder will pay any commissions and selling expenses they may incur.

Investing in the ADSs involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

The date of this prospectus is       , 2016

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

About This Prospectus

In this prospectus, “Flamel,” “the Company,” “we,” “us” and “our” refer to Flamel Technologies S.A.; “$”, “dollar” and “US dollar” refer to the lawful currency of the United States; and “euro” and “€” refer to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, and the documents incorporated by reference is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may add, update, or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

You should carefully read this prospectus and any prospectus supplement, together with additional information referenced under the headings “Where You Can Find More Information,” “Incorporation By Reference” and “Risk Factors” before you invest in our securities.

This prospectus and any prospectus supplement are not being distributed in the context of a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and thus this prospectus and any prospectus supplement have not been and will not be submitted to the Autorité des Marchés Financiers for approval in France.

The prospectus and any prospectus supplement are not to be further distributed or reproduced (in whole or in part) in France by the recipients thereof, and this prospectus and any prospectus supplement have been distributed on the understanding that such recipients will only participate in the issue or sale of the ADSs for their own account and undertake not to transfer, directly or indirectly, the ADSs to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier).

CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission (the “Commission”) or otherwise. The words “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “project” and similar expressions, and the negatives thereof, identify forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Although we believe that our forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business and operations, our business is subject to significant risks and there can be no assurance that actual results of our research, development and commercialization activities and our results of operations will not differ materially from our expectations. Factors that could cause actual results to differ from expectations in our forward-looking statements include, among others, the following:

•	we depend on a small number of products and customers for the majority of our revenues and the loss of any one of these products or customers could reduce our revenues significantly.

•	our Bloxiverz® and Vazculep® products are not patent protected and could face substantial competition resulting in a loss of market share or forcing us to reduce the prices we charge for those products, which would have a material adverse effect on our revenues and results of operation.

•	we could fail to successfully complete the research and development for the two pipeline products we are evaluating for potential application to the FDA pursuant to our UMD strategy, or our competitors could complete the development of such products and apply for FDA approval of such products before us, which would have a material adverse effect on our future business opportunities.

•	we may depend on partnership arrangements or strategic alliances for the commercialization of some of our products, and the failure of any third party to fulfill its duties under such an arrangement or alliance could have a material adverse effect on our financial condition and results of operation.

•	our products may not gain market acceptance, and lack of such market acceptance would limit our ability to generate revenue which would have a material adverse effect on our business.

•	our products may not reach the commercial market for a number of reasons, which would adversely affect our future revenues.

•	we must invest substantial sums in research and development (“R&D”) in order to remain competitive, and we may not fully recover these investments.

•	the development of several of our drug delivery platforms and products depends on the services of a single provider and any interruption of such provider’s operations could significantly delay or have a material adverse effect on our product pipeline.

•	we depend upon a limited number of suppliers to manufacture our products and to deliver certain raw materials used in our products and the failure of any such supplier to timely deliver sufficient quantities of products or raw materials could have a material adverse effect on our business.

•	if our competitors develop and market technologies or products that are more effective or safer than ours, or obtain regulatory approval and market such technologies or products before we do, our commercial opportunity will be diminished or eliminated.

•	Our newly acquired pediatric products could fail to generate enough physician interest to make them successful products.

•	if third party payors choose not to reimburse our pediatric products, or to reimburse them with a greater burden on the patient, our business could suffer, irrespective of a physician’s preference for using our product.. Since some of our pediatric competitors enjoy OTC status, this could cause our revenues to suffer.

•	We could fail to successfully or efficiently integrate the FSC business into our existing business.

•	Our acquisition of FSC, and its larger employee base, could increase our exposure to additional regulatory risks associated with the promotion of our products.

•	if we cannot adequately protect our drug delivery platforms and proprietary information, we may be unable to sustain a competitive advantage.

•	we depend on key personnel to execute our business plan and the loss of any one or more of these key personnel may limit our ability to effectively pursue our business plan.

•	we ceased to qualify as a foreign private issuer, which will increase the costs and expenses we incur to comply with U.S. Securities Laws.

Forward-looking statements are subject to inherent risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. We undertake no obligation to update these forward-looking statements as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements. Factors, among others, that could contribute to or cause such differences are described in this prospectus including those set forth above and in the “Risk Factors” section hereof, as well as the risks discussed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 which are incorporated herein by reference.

Prospectus Summary

This summary highlights information contained or incorporated by reference in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, any prospectus supplement delivered with the prospectus, and the documents incorporated by reference before making an investment decision.

The Company

Flamel Technologies S.A. (“Flamel,” the “Company,” “we” or “us”) is a specialty pharmaceutical company utilizing core competencies in drug delivery and formulation development to create safer and more efficacious pharmaceutical products to address unmet medical needs and/or reduce overall healthcare costs. The Company has a business model consisting of:

•	an Unapproved Marketed Drugs (“UMDs”) business with two approved products in the United States, Bloxiverz® (neostigmine methylsulfate injection) and Vazculep® (phenylephrine hydrochloride injection) that are currently marketed, a third product, Akovaz® (ephedrine sulphate injection) for which we obtained FDA approval on April 29, 2016 and which we began marketing in the third quarter of 2016, and a fourth product currently being studied by us for possible submission for review by the FDA. The UMD business was obtained through the acquisition of Éclat Pharmaceuticals, LLC’s (or “Éclat”) on March 13, 2012,

•	a branded pediatric specialty pharmaceutical business, with three FDA approved products and one FDA approved medical device, acquired through the acquisition of FSC Laboratories and FSC Pediatrics (“FSC”) on February 8, 2016; and

•	a branded business, focusing on the development of products utilizing Flamel’s proprietary drug delivery platforms. The branded products that are based on Flamel’s proprietary drug delivery platforms target high-value solid and liquid oral and alternative dosage forms using 505(b)(2) and Biosimilar pathways where the Company is able to develop strong intellectual property positions and deliver meaningful patient benefits.

The Company was incorporated as a société anonyme (or SA), a form of corporation under the laws of the Republic of France, in August 1990 as Flamel Technologies S.A. and its shares, represented by American Depositary Shares, began to be quoted on the NASDAQ National Market in 1996 and are now quoted on the NASDAQ Global Market. As per the Company’s by-laws, its legal existence expires in 2099, unless extended. Flamel’s principal place of business is located at Parc Club du Moulin à Vent, 33, avenue du Docteur Georges Lévy, 69200 Venissieux, France (a suburb of Lyon); phone number +33 472 78 34 34, fax number +33 472 78 34 35. Its website is www.flamel.com.

The Company currently has two direct wholly owned operating subsidiaries: Flamel US Holdings, Inc., and Avadel Pharmaceuticals Limited (“Avadel”). Flamel US Holdings, Inc. is a Delaware corporation, created for the acquisition of Éclat in March 2012 and is the acquiring entity of FSC Holdings, LLC (“FSC Holdings”). Éclat Pharmaceuticals, LLC, a Delaware limited liability company (“Éclat), is a wholly owned subsidiary of Flamel US Holdings, Inc. Talec Pharma, LLC, a Delaware limited liability company (“Talec”), is a wholly owned subsidiary of Éclat. FSC Therapeutics, LLC, a Delaware limited liability company (“FSC Therapeutics”) is a wholly owned subsidiary of FSC Holdings, LLC and owns the intangible property acquired in the acquisition of FSC Holdings on February 8, 2016. FSC Laboratories, Inc. is a Delaware corporation and a wholly owned subsidiary of FSC Holdings. FSC Pediatrics, Inc. is a Delaware corporation and is a wholly owned subsidiary of FSC Laboratories. Avadel is a corporation organized under the laws of Ireland. Its wholly owned subsidiary, Flamel Ireland, Ltd., a corporation organized under the laws of Ireland, is where all intangible property was relocated on December 16, 2014.

Proposed Reincorporation Merger

On June 29, 2016, Flamel Technologies S.A. and Avadel Pharmaceuticals Limited (“Avadel”) entered into a revised common draft terms of cross-border merger (the “Updated Merger Agreement”) with respect to the proposed merger of Avadel and the Company. Avadel is an Irish corporation and a direct, wholly-owned subsidiary of the Company. An original form of merger agreement with respect to the proposed merger was entered into by the Company and Avadel on May 27, 2016. The Updated Merger Agreement provides, among other things, that upon the terms and subject to the conditions set forth therein, the Company will merge with and into Avadel, with Avadel as the surviving entity (the “Merger”). The Merger will result in the reincorporation of the Company from France to Ireland (the “Reincorporation”). If the Merger is consummated, the Company’s shareholders will receive, on a one-for-one basis, ordinary shares of Avadel for ordinary shares of the Company. Avadel will be re-registered as an Irish public limited company, or plc, and at the time of the Merger and thereafter would be known as Avadel Pharmaceuticals plc. On August 10, 2016, Flamel received shareholder approval to reincorporate its country of domicile to Ireland from France via a cross-border merger. Assuming the other conditions to the Merger are satisfied, the Company expects to complete the Merger on or about December 31, 2016.

The foregoing summary of the Updated Merger Agreement is qualified in its entirety by reference to the full text of the Updated Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed on July 1, 2016 and incorporated herein by reference. Additional information relating to the proposed Merger is set forth in our definitive proxy statement on Form DEF14A filed on July 5, 2016.

The Securities that May be Offered by the Selling Shareholder

This prospectus relates to the resale by the selling shareholder of up to an aggregate of 3,300,000 of our ordinary shares, in the form of ADSs, issuable upon the exercise of Warrants issued to the selling shareholder in connection with our acquisition of Éclat in March 2012. Each ADS represents one ordinary share or the right to receive one ordinary share. The ADSs are issued under a Deposit Agreement, dated as of June 6, 1996, as amended and restated as of August 10, 2001, and as further amended and restated as of February 28 , 2014 (the “Deposit Agreement”), among Flamel, The Bank of New York Mellon, as depositary (the “Depositary”), and holders of ADSs issued thereunder from time to time.

One Warrant is exercisable for 2,200,000 ADSs at an exercise price of $7.44 per ADS. The second Warrant is exercisable for 1,100,000 shares at an exercise price of $11.00 per ADS. The Warrants were approved by our shareholders at our annual shareholders meeting held on June 22, 2012. For the purposes of issuing the ordinary shares underlying the ADSs upon exercise of the Warrants, the Company’s shareholders decided to issue Éclat Holdings 3,300,000 ‘bons de souscription d'actions’ to be exercised immediately upon exercise of the Warrants. Both Warrants expire at 5:00 p.m., New York City time on March 13, 2018. This description is supplemented and qualified by the description of the Warrants in our Annual Report on Form 20-F for the year ended December 31, 2011, our Report of a Foreign Private Issuer on Form 6-K filed March 21, 2012 and the text of the Warrants filed as exhibits therewith.

Listing

The ADSs are currently traded on the NASDAQ Global Market under the symbol “FLML.”

Risk Factors

Investing in our ADSs involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in this prospectus, together with all of the other information contained or incorporated by reference into this prospectus as well as the risks discussed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 which are incorporated herein by reference. Such risk factors may be amended, supplemented, or superseded from time to time by future reports that we file with the Commission which are incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

A large number of ordinary shares may be issued and subsequently sold in the form of ADSs upon the exercise of the Warrants. The sale or availability for sale of these ADSs may depress the price of the ADSs.

Up to 3,300,000 ordinary shares represented by ADSs are issuable upon the exercise of the Warrants. To the extent that holders of our outstanding Warrants sell the ADSs issued upon the exercise of the Warrants, the market price of our ADSs may decrease due to the additional selling pressure in the market. The risk of dilution from issuances of ordinary shares underlying the Warrants may cause shareholders to sell their ADSs, which could further contribute to any decline in the market price of our ADSs.

The sale of ADSs issued upon exercise of the Warrants could encourage short sales by third parties, which could further depress the price of the ADSs.

Any downward pressure on the price of the ADSs caused by the sale of ADSs issued upon the exercise of the Warrants could encourage short sales by third parties. In a short sale, a prospective seller borrows shares from a shareholder or broker and sells the borrowed shares. The prospective seller hopes that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to the lender. The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares. Such sales could place downward pressure on the price of the ADSs by increasing the number of ADSs being sold, which could further contribute to any decline in the market price of the ADSs.

In the event of certain registration failures, we may have to pay liquidated damages to the Warrant holders, which would increase our expenses and reduce our cash resources.

Under the terms of the Warrants and the registration rights agreement that we entered into with the selling shareholder, subject to certain limited exceptions, in the event of certain “Registration Failures” identified in such agreements, we may be required to pay the Warrant holders, as liquidated damages and not as a penalty, certain “Failure Payments” (as defined in the Warrants). The “Registration Failures” include, without limitation, failure to file the registration statement with the Commission before certain filing deadlines, failure to use commercially reasonable efforts to obtain effectiveness of the registration statement from the Commission within certain time periods and to maintain effectiveness of the registration statement throughout the applicable registration period, failure to amend the registration statement if required within certain time periods, or failure to respond to comments from the Commission within certain time periods. The Failure Payments are payable, at the Company’s option either in cash or in ADSs, in each case equal to 18% per annum (or the maximum rate permitted by applicable law, whichever is less), of the Black-Scholes value of the remaining unexercised portion of the Warrants for the period during which such failure continues. There can be no assurance that such registration failures may not occur. Any payment of liquidated damages would increase our expenses, reduce our cash resources and may limit or preclude us from advancing our product candidates through clinical trials or otherwise growing our business.

Use of Proceeds

We will not receive any of the proceeds from the sale or other disposition of the ordinary shares represented by ADSs offered hereby, but we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon the exercise of any of the Warrants, we intend to use that cash for general corporate purposes, including working capital. Under the terms of the Warrants, the Warrant holder may elect a cashless exercise of the Warrants in certain circumstances, including in the event of a Major Transaction (as defined in the Warrants).

Where You Can Find More Information

We file annual, quarterly, and special reports and other information with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this registration statement and any other document we file at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. We file information electronically with the Commission. Our Commission filings are available from the Commission’s Internet site at http://www.sec.gov, which contains reports and other information regarding issuers that file electronically. Additional information about Flamel may be obtained on our website at www.flamel.com. Flamel is not incorporating the contents of its or the Commission’s websites or the website of any other person into this document.

You should rely only on the information that we provide or incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information, and you should not assume that the information in this prospectus is accurate as of any date other than the date indicated in the relevant documents.

Incorporation by Reference

The Commission allows us to “incorporate by reference” certain information filed with or furnished to the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K (File No. 000-28508) for the year ended December 31, 2015, filed with the Commission on March 15, 2016, as amended by our Annual Report on Form 10-K/A (File No. 000-28508) for the year ended December 31, 2015, filed with the Commission on April 29, 2016.

•	our Quarterly Report on Form 10-Q (File No. 000-28508) for the quarterly period ended March 31, 2016, filed with the Commission on May 10, 2016.

•	our Quarterly Report on Form 10-Q (File No. 000-28508) for the quarterly period ended June 30, 2016, filed with the Commission on August 15, 2016.

•	our Current Reports on Form 8-K (File No. 000-28508) filed with the Commission on January 11, 2016, February 9, 2016, March 10, 2016 (Securities and Exchange Commission Accession No. 0001144204-16-087059), March 31, 2016, April 19, 2016, May 2, 2016 (only as to Item 1.01 thereof and Exhibit 2.1 thereto), May 27, 2016, June 2, 2016, June 16, 2016, July 1, 2016, August 12, 2016 (only as to Item 5.07 thereof including the amendment thereto filed on Form 8-K/A on September 14, 2016), August 16, 2016, September 1, 2016 and September 20, 2016.

•	The description of our ordinary shares and the American Depositary Shares representing the ordinary shares, contained in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-3854), filed by the Registrant with the Commission on April 19, 1996, including any amendments or reports filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such ordinary shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the above, information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.

All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference into this prospectus.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Flamel Technologies, S.A., 33 Avenue du Docteur, Georges Levy, 69693 Venissieux Cedex, France, 011 +33 472 78 34 34.

Plan of Distribution

We are registering the ordinary shares offered in this prospectus on behalf of the selling shareholder. A “selling shareholder”, which term as used herein includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling shareholder as a gift, pledge, partnership distribution or transfer after the date of this prospectus, may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling shareholder will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares by the selling shareholder. However, upon a cash exercise of the Warrants by the selling shareholder, we will receive the exercise price per ordinary share exercised. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants.

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent the selling shareholder gifts, pledges or otherwise transfers the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling shareholder(s) under this prospectus.

The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	transactions on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;
•	transactions on the over-the-counter market;
•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus.

In connection with the sale of our ordinary shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholder may also sell ordinary shares short and deliver these securities to close out its short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of the ordinary shares offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

To the extent required, the ordinary shares to be sold, the name(s) of the selling shareholder(s), the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholder against liabilities, including liabilities under the Securities Act, and state securities laws, relating to the registration of the shares offered by this prospectus. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, arising from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

We have agreed with the selling shareholder to keep the registration statement that includes this prospectus current and effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold pursuant to and in accordance with the registration statement that contains this prospectus and (2) the date on which the shares may be sold without registration or restriction under the Securities Act.

The selling shareholder and any broker dealers that act in connection with the sale of the shares might be deemed to be “underwriters” as the term is defined in Section 2(11) of the Securities Act. Consequently, any commissions received by these broker dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholder may be deemed to be an “underwriter” as defined in Section 2(11) of the Securities Act, the selling shareholder may be subject to the prospectus delivery requirements of the Securities Act.

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that Rule.

Selling Shareholder

The table below identifies the selling shareholder, Breaking Stick Holdings, LLC, formerly known as Eclat Holdings, LLC (“Breaking Stick”), with an address at c/o Deerfield Mgmt, L.P., 780 Third Avenue, 37th Floor, New York, New York 10017, and other information regarding the beneficial ownership of our securities by the selling shareholder. Prior to its acquisition by Flamel, Éclat Pharmaceuticals, LLC was owned by Breaking Stick, which is an affiliate of Deerfield Mgmt L.P. (“Deerfield Mgmt”). The manager of Breaking Stick is Deerfield Management Company, L.P. (“Deerfield Management”), an affiliate of Deerfield Mgmt. Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P., both affiliates of Deerfield Mgmt, are members of Breaking Stick. As of April 15, 2016, entities controlled by Deerfield Mgmt had beneficial ownership of 7,372,809 of our ordinary shares, representing 16.55% of the total outstanding ordinary shares of the Company. Michael S. Anderson, Chief Executive Officer and a director of the Company, holds a minority interest in Breaking Stick but does not have the ability to control Breaking Stick by virtue of his minority interest.

The second column of the table below lists the number of our securities beneficially owned by the selling shareholder as of September 28, 2016, assuming full exercise of the Warrants, without regard to limitations on exercise. The third column lists the maximum number of ordinary shares that may be sold by the selling shareholder pursuant to this prospectus upon exercise of the Warrants. The fourth column assumes the sale of all of the securities offered by the selling shareholder pursuant to this prospectus. Under the terms of the Warrants, the selling shareholder may not exercise the Warrants to the extent that the exercise would result in the selling shareholder, together with its affiliates, and any other persons or entities whose beneficial ownership of Flamel’s ordinary shares would be aggregated with those of the selling shareholder for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable regulations of the Commission, beneficially owning more than 9.985% of the total number of our ordinary shares then issued and outstanding. The selling shareholder may sell all, some or none of their ordinary shares registered pursuant to the registration statement of which this prospectus forms a part. See “Plan of Distribution”.

If the selling shareholder identified below transfers some or all of its securities to a pledgee, donee, transferee or other successor-in-interest, we may be required to file a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus Upon Exercise of Warrants	Number of Ordinary Shares Owned After Offering
Breaking Stick Holdings, LLC (1)	0	(2)(3)	3,300,000	0	(4)

(1)	Deerfield Management is the manager of the selling shareholder. James E. Flynn has the power to exercise Deerfield Management’s voting and dispositive power over the shares held by the selling shareholder. Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. are members of the selling shareholder. Deerfield Mgmt is the general partner of Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. Notwithstanding the number of shares reported, each of Deerfield Mgmt, L.P., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Management Company, L.P., Breaking Stick Holdings, LLC and James E. Flynn disclaims beneficial ownership of the ordinary shares underlying such warrants to the extent beneficial ownership of such ordinary shares would cause all reporting persons filing such Schedule 13G/A, in the aggregate, to exceed the Ownership Cap.

(2)	Comprised of ordinary shares issuable upon exercise of the Warrants.

(3)	Under the terms of the Warrants held by the selling shareholder, the number of ordinary shares that may be acquired by the selling shareholder upon any exercise of the Warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of ordinary shares then owned by the selling shareholder, together with its affiliates and any others persons or entities whose beneficial ownership of ordinary shares would be aggregated with those of the selling shareholder for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, would not exceed 9.985% of the total number of ordinary shares then issued and outstanding. The 9.985% limitation is disregarded for purposes of this table, and the numbers of ordinary shares beneficially owned do not reflect this limitation.

(4)	We do not know when or in what amounts the selling shareholder may offer shares for sale. The selling shareholder may choose not to sell any of the shares offered by this prospectus. This table assumes the sale by the selling shareholder of all of the shares available for resale under this prospectus.

Description of Share Capital

Set forth below is certain information concerning Flamel’s share capital. Related summary information is provided in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.

General

The share capital of Flamel consists of ordinary shares, nominal value 0.122 euros per share. Flamel has authorized 53,178,000 ordinary shares, 41,241,254 of which were issued and outstanding as of August 3, 2016. All of the shares, including the shares to be sold in this offering, are or will be fully paid.

Flamel does not hold any shares in its treasury.

Capital Authorized but Unissued

At the Combined Ordinary and Extraordinary Meeting of Shareholders held on August 10, 2016, our shareholders authorized the Board of Directors to increase the share capital of the Company to, among other things, allocate stock options and free shares to employees and grant warrants to non-employee directors.

The following table shows all the current authorizations granted by the shareholders to the board of directors in respect of capital increases, and the usage made of these powers through September 14, 2016:

Nature of Authorized Operation	Valid Through	Maximum Amount of Capital Increase (par value) (in euros)	Use of delegation since August 10, 2016	Balance (in euros)
Authorization for the Issuance of 1,500,000 Stock Options	October 10, 2019	182,940	Yes	158,426
Authorization for the Issuance of 750,000 shares at no cost (“free shares”)	October 10, 2019	91,470	Yes	61,291
Authorization for the award of 350,000 stock purchase warrants to non-employee directors	February 10, 2018	42,686	No	42,686
Issuance of 2,200,000 stock warrants to the selling shareholder	March 13, 2018	268,312	No	268,312
Issuance of 1,100,000 stock warrants to the selling shareholder	March 13, 2018	134,156	No	134,156

Options Outstanding

As of September 14, 2016, there were stock options outstanding which expire from December 31, 2016 to August 9, 2026, and have exercise prices ranging from $4.39 to $33.46. As of such date, for all such outstanding options, the weighted average remaining contractual life is 7.88 years and the weighted average exercise price is $13.52.

Stock Options

A summary of the combined stock option activity and other data for the Company’s stock option plans for the year ended December 31, 2015 is as follows (numbers of options in thousands):

	Number of Stock Options	Wtd. Avg. Exercise Price per Share	Wtd. Avg. Remaining Contractual Life	Aggregate Intrinsic Value

Stock options outstanding, January 1, 2015	2,498	$11.45
Granted	934	16.71
Exercised	(708)	8.75
Forfeited	(398)	14.59
Stock options outstanding, December 31, 2015	2,326	$13.84	8.26 years	$6,426
Stock options exercisable, December 31, 2015	798	$10.80	6.12 years	$4,880

The aggregate intrinsic value of options exercised during the years ended December 31, 2015, 2014 and 2013 was (in thousands) $10,063 and $3,789, respectively. There were no options exercised in 2013.

The weighted average grant date fair value of options granted during the years ended December 31, 2015, 2014 and 2013 was $9.38, $9.19 and $3.36 per share, respectively.

At December 31, 2015, there were (in thousands) 97 shares authorized for stock option grants in subsequent periods.

Memorandum and Articles of Association

In this section, we summarize material provisions of applicable French law and our statuts. This description is not complete and is qualified, in its entirety, by reference to our statuts, an English translation of which was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus. You may obtain copies of our statuts in French from the Registry of Commerce and Companies in Lyons, France, under registration number 379001530.

Flamel’s corporate affairs are governed by our statuts and applicable laws and regulations (in particular, Chapter V of Title II of the Second Book of the French Commercial Code).

Corporate Purposes

Article 3 of our statuts provides that the purposes of the Company, in France and abroad, are:

•	design and realization of new materials for the chemical industry as well as other industries, in the fields of pharmacy, health, automotive, aerospace, telecommunications, turbines, and packing and conditioning, among others;
•	research and development of polymer and ceramic materials corresponding to identified needs;
•	filing, study, acquisition, operation and concession of patents, licenses, processes, trademarks and specialized knowledge related to the above mentioned technical fields;
•	production and sale of designed materials;
•	design, development, fabrication, distribution, import, export of medicines, pharmaceutical products and other health materials as well as the operation of pharmaceutical products, medicines and other health materials; and
•	more generally, any operations directly or indirectly related to the above.

Board of Directors

Transactions in which Directors are Materially Interested. Under French law, any agreement entered into (directly or through an intermediary) between Flamel and any one of the members of the Board of Directors that is not entered into (i) in the ordinary course of our business and (ii) under normal conditions is subject to the prior authorization of the disinterested members of the Board of Directors. The same provision applies to agreements between Flamel and another company if one of the members of the Board of Directors is the Chief Executive Officer (directeur général), one of his delegates (directeurs généraux délégués), or one of the members of the Board of Directors (administrateurs) of the Company is the owner, general partner (associé indéfiniment responsable), manager (gérant), member of the Board of Directors, member of the Supervisory Board (membre du Conseil de surveillance) or, more generally, manager (dirigeant) of the other company. The same provision also applies to agreements in which one of the members of the Board of Directors has an indirect interest.

Compensation. The aggregate amount of attendance fees (jetons de présence) of the Board of Directors is determined by the shareholders at an ordinary general meeting. The Board of Directors then divides this aggregate amount among its members by a simple majority vote. In addition, the Board of Directors may grant exceptional compensation (rémunérations exceptionnelles) to individual directors on a case-by-case basis for special assignments following the procedures described above at “— Transactions in which Directors are Materially Interested.” The Board of Directors may also authorize the reimbursement of travel and accommodation expenses, as well as other expenses incurred by Directors in the corporate interest.

Borrowing Power. Under French corporate law, the CEO ("directeur général") has the power to represent the Company and execute any agreements on its behalf. The articles of association or decisions of the Board may limit this power by, for example, requiring prior authorization of the Board if borrowing exceeds a specified threshold. There are currently no limits imposed by the shareholders on the borrowing powers exercisable by the CEO (“directeur général”).

Age Limits and Share Ownership Requirements. Flamel’s statuts provide that at no time may the number of Directors over the age of 70 exceed one-third of the total number of Directors in office. The statuts also require that each member of the Board of Directors must own at least one share during the whole term of his or her office as a Director.

Changes in Share Capital

Except as set forth below, the share capital of Flamel may be increased only with the approval of the shareholders at an extraordinary general meeting. Increases in share capital may be effected either by the issuance of additional shares, by an increase in the nominal value of existing shares or by the creation of a new class of shares. Additional shares may be issued for cash, in satisfaction of indebtedness incurred by Flamel by way of set-off, for assets contributed in kind, upon the conversion, exchange or redemption of debt securities previously issued by Flamel, upon the exercise of stock options, warrants or other similar securities comprising rights to subscribe for shares, or by capitalization of reserves. Share dividends may be distributed in lieu of payment of cash dividends, as described under “– Dividend and Liquidation Rights.”

French law requires that the net assets of a corporation as calculated under French statutory accounting (capitaux propres) be equal to at least one-half of its issued nominal capital (capital social). The board of directors of any such French corporation must, within four months from the approval by the shareholders of the audited accounts showing such a deficiency in the net asset position, convene an extraordinary meeting of shareholders in order to decide whether the corporation ought to be dissolved before its statutory term or whether to continue the business activity of the corporation. If the dissolution is not declared, the net asset position must then be restored at the latest at the end of the second fiscal year following the fiscal year during which the insufficient net asset position was legally established by the shareholders.

Preemptive Subscription Rights

Unless previously waived or cancelled, holders of shares have preemptive rights to subscribe for additional shares issued by Flamel on a pro rata basis. Shareholders may individually waive such preemptive subscription rights or cancel all of them at an extraordinary general meeting under certain circumstances. Preemptive subscription rights, if not previously cancelled by an extraordinary general meeting or individually waived by each shareholder, are transferable during the subscription period relating to a particular offering of shares, unless otherwise decided by the extraordinary general meeting.

Attendance and Voting at Shareholders’ Meetings

In accordance with French law, there are two types of shareholders’ general meetings, ordinary and extraordinary. Ordinary general meetings of shareholders are required for matters such as the election of directors, the appointment of statutory auditors, the approval of the annual report prepared by the Board of Directors and the annual accounts and the declaration of dividends.

Extraordinary general meetings of shareholders are required for approval of matters such as amendments to Flamel’s statuts, modification of shareholders’ rights, approval of mergers, increases or decreases in share capital, the creation of a new class of capital stock and the authorization of the issuance of securities convertible or exchangeable into shares. In particular, shareholder approval will be required for any and all mergers in which (i) the Company is not wholly owned by the absorbing company or (ii) the Company does not wholly own the absorbed company.

The Board of Directors is required to convene an annual ordinary general meeting of shareholders, which must be held within six months of the end of Flamel’s fiscal year, which is December 31. Under the Company’s statuts, all directors stand for re-election at each annual ordinary general meeting of shareholders. Other ordinary or extraordinary meetings may be convened at any time during the year. Meetings of shareholders may be convened by the Board of Directors or, if the Board of Directors fails to call such a meeting, by Flamel’s designated statutory auditors, currently PricewaterhouseCoopers Audit or by an agent appointed by the court. The court may be requested to appoint such an agent either by shareholder(s) holding at least 5% of Flamel’s share capital, a shareholder’s association meeting the requirements of Article L.225-120 of the French Commercial Code, or in cases of urgency, by the works council or an interested party. Following a successful takeover bid or the acquisition of control of the Company, the new majority shareholders may call a shareholders’ ordinary or extraordinary general meeting, depending on matters to be considered in such meeting. The notice calling such meeting must state the matters to be considered.

French law provides that, at least 15 days before the date set for any general meeting on first notice, and at least six days before the date set for any general meeting on second notice, notice of the meeting must be sent by mail to all holders of properly registered shares who have held such shares prior to the date of the notice. A preliminary written notice (avis de reunion) must be sent to each shareholder who has requested to be notified in writing before the date set for any ordinary or extraordinary general meeting. Shareholders holding a defined percentage of the share capital of the Company, which varies depending on the absolute amount of the share capital, may propose resolutions to be submitted for approval by the shareholders at the meeting. The defined percentage referred to in the preceding sentence will never be higher than five percent. Holders of ADSs will receive notice of shareholders meetings and other reports and communications that are made generally available to shareholders from the Depositary if we furnish sufficient copies of the documents and ask the Depositary to mail them to ADR holders. See “Description of American Depositary Shares – Voting of the Underlying Shares” for the contents and time periods for notices of shareholder meetings to be given to the holders of ADSs.

Attendance and exercise of voting rights at ordinary general meetings and extraordinary general meetings of shareholders are subject to certain conditions. Pursuant to the Company’s statuts, holders of shares deciding to exercise their voting rights must have their Shares registered in their names in the shareholder registry maintained by or on behalf of Flamel one day prior to the meeting at the latest. Certain procedures to effect such requirements will apply to a holder of ADSs desiring to exercise the voting rights relating to the shares corresponding to such ADSs. See “Description of American Depository Shares – Voting of the Underlying Shares.”

All shareholders who have properly registered their shares have the right to participate in general meetings, either in person, by proxy, or by mail, and to vote according to the number of shares they hold. Each share confers on the shareholder the right to one vote. Our statuts do not provide for cumulative voting rights. Under French law, shares held by entities controlled directly or indirectly by Flamel shall not be entitled to any voting rights. A proxy may be granted by a shareholder whose name is reflected on the Company’s share registry to his or her spouse, to his or her partner under civil partnership (pacte civil de solidarité), to another shareholder or to a legal representative, in the case of a legal entity, or by sending a proxy in blank to the Company without nominating any representative. In the latter case, the chairman of the meeting of shareholders will vote the Shares with respect to which such blank proxy has been given in favor of all resolutions proposed by the Board of Directors and against all others.

The presence in person or by proxy of shareholders holding not less than 20% (in the case of an ordinary meeting) or 25% (in the case of an extraordinary meeting) of the shares entitled to vote is necessary for a quorum. If a quorum is not present at an initial meeting, then the meeting must be adjourned. An adjourned meeting may be reconvened upon 10 days’ notice. Upon recommencement of an adjourned meeting, no quorum is required in the case of an ordinary general meeting but, in the case of an extraordinary meeting, the presence in person or by proxy of shareholders holding not less than 20% of the shares entitled to vote is required for a quorum.

At an ordinary meeting, a simple majority of the votes cast is required to pass a resolution. At an extraordinary general meeting, a two-thirds majority of the votes cast is required. However, a unanimous vote is required to increase liabilities of shareholders. Abstention by those present or represented by proxy is deemed a vote against the resolution submitted to a vote.

In addition to rights to certain information regarding Flamel, any shareholder may, during a period no more than 15 days preceding a shareholders’ meeting and no later than four business days preceding a shareholders’ meeting, submit written questions to the Board of Directors relating to the agenda for the meeting. The Board of Directors is required to respond to such questions during the meeting.

As set forth in the statuts, shareholders’ meetings are held at the registered office of the Company or at any other location specified in the written notice.

Dividend and Liquidation Rights

If the financial results show the existence of a distributable profit, Flamel’s statuts permit a general shareholders’ meeting to allocate such profits to one or several reserve accounts, to carry the amount forward or to distribute it to shareholders. As provided under French law, net income in each fiscal year (after deduction for legal reserve), as increased or reduced, as the case may be, by any net income or loss of any French corporation carried forward from prior years, is available for distribution to the shareholders of such corporation as dividends, all as determined in accordance with French statutory accounting. Dividends may also be distributed from available reserves of any French corporation, subject to approval by the shareholders and certain limitations.

Under French law, a corporation is legally required to establish and maintain a legal reserve by making a minimum transfer of 5% of its net income in each year to such legal reserve as may be necessary to maintain it at a level equal to 10% of the aggregate nominal value of its share capital, as increased or reduced from time to time. The legal reserve is distributable only upon liquidation. The payment of dividends, if any, is fixed by the ordinary general meeting of shareholders at which the annual accounts are approved following recommendation of the Board of Directors. Dividends are payable pro rata to holders of shares outstanding on the date of the shareholder meeting approving the distribution of dividends or, in the case of interim dividends, on the date of the meeting of the Board of Directors approving the distribution of interim dividends. The actual dividend payment date is determined by the shareholders at the ordinary general meeting approving the declaration of the dividends or by the Board of Directors in the absence of such determination by the shareholders. The payment of the dividends must occur within nine months of the end of a French company’s fiscal year. Dividends not claimed within five years of the date of payment revert to the French state. The statuts of the Company authorize the shareholders, in an ordinary general meeting, to authorize the grant to each shareholder of an option to receive all or part of any annual or interim dividends in either cash or shares.

If net income (as shown on an interim income statement certified by Flamel’s statutory auditors) is sufficient, the Board of Directors has the authority, subject to French law and regulations, without the approval of shareholders, to distribute interim dividends.

In the event that Flamel is liquidated, the assets of Flamel remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed first to repay in full the capital of the shares, and the surplus, if any, will then be distributed pro rata among the holders of shares in proportion to the nominal value of their shareholdings and subject to any special rights granted to holders of priority or preference shares, if any. Shareholders are liable for corporate liabilities only up to the par value of the shares they hold and are not liable to further capital calls of the Company.

Repurchase of Shares

Pursuant to French law, Flamel may not acquire its shares except in certain limited circumstances not presently applicable to it.

Form and Holding of Shares

Form of Shares. Flamel’s statuts provide that shares may be held only in registered form.

Holding of Shares. Shares are registered in the name of the respective owners thereof in the registry maintained by or on behalf of Flamel. Stock certificates evidencing shares, in a manner comparable to that in the United States, are not issued by French companies, but the Company may issue or cause to be issued confirmations as to holdings of shares registered in such registry to the persons in whose name such shares are registered. Such confirmations do not constitute documents of title and are not negotiable instruments.

Description of American Depositary Shares

Our ordinary shares are traded on the NASDAQ Global Market in the form of ADSs delivered by The Bank of New York Mellon pursuant to the Deposit Agreement dated as of June 6, 1996, as amended and restated as of August 10, 2001, and as further amended and restated as of February 28, 2014 among Flamel, The Bank of New York Mellon, as depositary (the “Depositary”), and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”). The Depositary’s principal executive office is located at One Wall Street, New York, New York 10286.

The following is a summary of the material provisions of the Deposit Agreement, which is qualified in its entirety by reference to the Deposit Agreement filed as an exhibit to the Registration Statement on Form F-6 filed on September 30, 2003 (File No. 333-109281). Copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary, which is presently located at 101 Barclay Street, New York, New York 10286. Capitalized terms used but not defined herein shall have meanings assigned to them in the Deposit Agreement.

American Depositary Receipts

Each American Depositary Receipt (“ADR”) is a certificate evidencing a specific number of ADSs. The Depositary will execute and deliver the ADRs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with the Depositary or the Paris office of CACEIS Bank, as custodian for the Depositary (the “Custodian”), presently located at 1-3, Place Valhubert, 75206 Paris Cedex 13, FRANCE. Each ADS will also represent any other securities, cash or other property that may be held by the Depositary. As used herein, the term “ADR holder” shall mean a person in whose name an ADR is registered on the books of the Depositary maintained for such purpose.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders, and you will not have shareholder rights. French law governs shareholder rights. The Depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. The Deposit Agreement sets forth ADR holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADRs.

We refer to the ordinary shares that are at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the Depositary or the Custodian in respect thereof and at such time held under the Deposit Agreement as “Deposited Securities.”

Dividends and Other Distributions

The Depositary has agreed to pay to you the cash dividends or other distributions it or the Custodian receives on the ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those ADR holders to whom such distribution is possible. The Depositary will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid but will not invest the foreign currency and will not be liable for any interest.

Before making a distribution, the Depositary will deduct any withholding taxes that must be paid. The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.  The Depositary may distribute additional ADRs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADRs and will sell shares that would require it to deliver fractional ADRs and distribute the net proceeds in the same way that it does with cash. If the Depositary does not distribute additional ADRs, the outstanding ADRs will also represent the new shares.

Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may make these rights available to you. If the Depositary decides it is not legal and feasible to make the rights available but that it is feasible to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the Depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADRs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADRs freely in the United States. In this case, the Depositary may deliver restricted ADRs that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The Depositary will send to you anything else we distribute on Deposited Securities by any means it believes are legal, fair and practical. If it cannot make the distribution in such a manner, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holder. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, ADSs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The Depositary will deliver ADRs if you or your broker deposits shares or evidence of rights to receive shares with the Custodian or the Depository. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

You may turn in your ADRs at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will transfer the shares and any other Deposited Securities underlying the ADR to you, or a person you designate, at the office of the Custodian. Alternatively, at your request, risk and expense, the Depositary will deliver the Deposited Securities at its office, if feasible.

Voting of the Underlying Shares

You may instruct the Depositary to vote the ordinary shares underlying your ADRs, but only if we ask the Depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the Depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the Depositary to vote the Ordinary Shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the Depositary must receive them on or before the date specified. The Depositary will try, as far as practical, subject to French law and the provisions of our statuts, to vote or to have its agents vote the shares or other deposited securities as you instruct.

If the Depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to vote the number of deposited securities represented by your ADSs in accordance with the recommendations of our management. However, the Depositary will not vote under the preceding sentence if we notify the Depositary that:

•	we do not wish it to do so;
•	we think there is substantial shareholder opposition to the particular question; or
•	we think the particular question would have an adverse impact on our shareholders.

The Depositary will only vote, or attempt to vote, as you instruct, or as described in this paragraph.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your ordinary shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing shares or ADR holders must pay:	For:

1. $5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•     Execution and delivery of ADRs, including issuances resulting from a distribution of shares or rights or other property

•     Cancellation of ADRs for the purpose of withdrawal, including if the Deposit Agreement terminates

2. $0.02 (or less) per ADS	• ANy cash distribution to you
3. A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADR holders
4. $1.50 or less per certificate	• Registration of transfer of ADRs
5. Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares
6. Expenses of the Depositary	• Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)
7. Taxes and other governmental charges the Depositary or the custodian has to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes
8. Expenses of the Depositary in converting foreign currency to U.S. dollars

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Payment of Taxes

The Depositary may deduct the amount of any taxes owed from any payments to you and may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we (i) change the nominal value of our shares; (ii) reclassify, split up or consolidate any of the Deposited Securities; (iii) distribute securities on the shares that are not distributed to you; or (iv) recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action, then:

•	the cash, shares or other securities received by the Depositary will become Deposited Securities, and each ADS will automatically represent its equal share of the new Deposited Securities; and
•	the Depositary may, and upon our request will, distribute some or all of the cash, shares or other securities it received. The Depositary may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new Deposited Securities.

The Depositary will make available for inspection by owners of ADRs at its Corporate Trust Office any reports and communications, including proxy solicitation materials, received from us which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available by us to the holders of such Deposited Securities. The Depositary will also send to the owners of ADRs copies of Company notices of shareholder meetings or the adjournment thereof, actions related to any cash or other distributions and the offering of any rights and copies of annual reports, quarterly reports, summaries of notices of shareholders’ meetings and other communications made generally available to owners of Deposited Securities. If instructed in writing by Flamel, the Depositary will arrange for copies of such reports and communications to be mailed to all owners of ADRs at Flamel’s expense. Any such reports and communications, including any proxy solicitation materials, will be furnished to the Depositary in English.

Amendment and Termination

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 60 days after the Depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

The Depositary will terminate the Deposit Agreement if we ask it to do so. The Depositary may also terminate the Deposit Agreement if the Depositary has told us that it would like to resign and we have not appointed a successor Depositary within 90 days. In either case, the Depositary must notify you at least 90 days before termination.

After termination, the Depositary and its agents will do the following under the Deposit Agreement but nothing else: (1) advise you that the Deposit Agreement is terminated, (2) collect distributions on the Deposited Securities, (3) sell rights and other property and (4) deliver shares and other Deposited Securities upon cancellation of ADRs. One year after termination, the Depositary may sell any remaining Deposited Securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we have agreed to pay.

Limitations on Obligations and Liability

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. The Depositary and we:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;
•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the Deposit Agreement;
•	are not liable if either of us exercises discretion permitted under the Deposit Agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the Deposit Agreement on your behalf or on behalf of any other party; and
•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

 In the Deposit Agreement, we agree to indemnify the Depositary for acting as Depositary, except for losses caused by the Depositary’s own negligence or bad faith.

Before the Depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable.

Your Right to Receive the Shares Underlying your ADRs

You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	when temporary delays arise because (i) the Depositary has closed its transfer books or we have closed our transfer books, (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting or (iii) we are paying a dividend on our shares;
•	when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; and
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-release of ADRs

The Deposit Agreement permits the Depositary to deliver ADRs before deposit of the underlying shares. This is called a pre-release of ADRs. The Depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADRs instead of shares to close out a pre-release.

The Depositary may pre-release ADRs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing that it or its customer owns the shares or ADRs to be deposited;
•	the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and
•	the Depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to thirty percent (30%) of the ordinary shares deposited, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate.

Shareholder Communications: Inspection Rights

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of Deposited Securities that we make generally available to holders of Deposited Securities. The Depositary will send you copies of those communications if we ask it to. The Depositary will keep books for the registration and transfer of ADRs, which will be open for inspection by the owners of ADRs and the Company at all reasonable times, provided that such inspection shall be limited to business of the Company or a matter related to the Deposit Agreement or the ADRs and not for the purpose of communicating with ADR owners for another business. At any time and from time to time, the Depositary may close the transfer books in connection with the performance of its duties under the Deposit Agreement or upon the Company’s request.

Expenses

We will incur the following expenses in connection with the registration of the ordinary shares offered by the selling shareholder:

Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	5,000
ADR Conversion Fees	2,000
Securities and Exchange Commission Registration Fee	0
Printing Expenses	1,500
TOTAL	$33,500

All amounts shown are estimates, except for the amount of the Commission registration fee. Any selling commissions, brokerage fees, applicable transfer taxes, and fees and disbursements of counsel for the selling shareholder are payable by the selling shareholder.

Legal Matters

The validity of the shares of common stock offered under this prospectus was passed upon by Hogan Lovells (Paris) LLP, 17, avenue Matignon CS 30027, 75378 Paris cedex 08, France.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The Company maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act of 1933, as amended. French law prohibits us from including provisions that limit the liability of directors in our by-laws, which is the primary governing document for a French société anonyme. However, as permitted by French law we contract for liability insurance to protect our directors and officers generally against civil liabilities incurred by any of them from a third-party action related to their good faith actions as directors or officers of Flamel, including liabilities under the Securities Act. Criminal liability cannot be indemnified under French law, whether directly by a société anonyme or through liability insurance.

Item 9. Exhibits

Exhibit
Number	Description

4.1	Warrant to purchase 2,200,000 American Depositary Shares, each representing one ordinary share of Flamel Technologies S.A. (1)
4.2	Warrant to purchase 1,100,000 American Depositary Shares, each representing one ordinary share of Flamel Technologies S.A. (1)
5.1	Opinion of Hogan Lovells (Paris) LLP (2)
23.1	Consent of PricewaterhouseCoopers Audit
24.1	Powers of attorney (included in the signature pages to the initial filing of this registration statement on September 18, 2012)

(1) Incorporated by reference to the registrant’s Report of a Foreign Private Issuer on Form 6-K furnished on March 21, 2012.

(2) Incorporated by reference to the registrant’s Registration Statement on Form F-3 (No. 333-183961) filed on September 18, 2012.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K): (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however , that paragraphs (1)(i), (ii) and (iii) of this section do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) if the registrants are relying on Rule 430B: (A) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or (ii) if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and (iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) (i)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)2 of the Act.

(9)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form F-3 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, Missouri on September 30, 2016.

FLAMEL TECHNOLOGIES S.A.

By:	/s/ Michael S. Anderson
Michael S. Anderson
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Anderson	Chief Executive Office (Principal	September 30, 2016
Michael S. Anderson	Executive Officer) and Director

/s/ Michael F. Kanan	Chief Financial Officer (Principal	September 30, 2016
Michael F. Kanan	Financial Officer)

/s/ David P. Gusky	Corporate Controller (Principal	September 30, 2016
David P. Gusky	Accounting Officer)

*	Director	September 30, 2016
Craig R. Stapleton

*	Director	September 30, 2016
Guillaume Cerutti

*	Director	September 30, 2016
Francis J.T. Fildes

*	Director	September 30, 2016
Benoit Van Assche

*	Director	September 30, 2016
Christophe Navarre

* By:	/s/ Michael S. Anderson
Michael S. Anderson as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Warrant to purchase 2,200,000 American Depositary Shares, each representing one ordinary share of Flamel Technologies S.A. (1)
4.2	Warrant to purchase 1,100,000 American Depositary Shares, each representing one ordinary share of Flamel Technologies S.A. (1)
5.1	Opinion of Hogan Lovells (Paris) LLP (2)
23.1	Consent of PricewaterhouseCoopers Audit
24.1	Powers of attorney (included in the signature pages to the initial filing of this registration statement on September 18, 2012)

(1) Incorporated by reference to the registrant’s Report of a Foreign Private Issuer on Form 6-K furnished on March 21, 2012.

(2) Incorporated by reference to the registrant’s Registration Statement on Form F-3 (No. 333-183961) filed on September 18, 2012.